Mail Stop 3561                                                   September 11,
2018


Via E-mail
Mr. Stephen J. Antol
Chief Financial Officer
5871 Honeysuckle Road
Prescott, Arizona 86305

       Re:    El Capitan Precious Metals Inc.
              Form 10-K for the Fiscal Year Ended September 30, 2017 Filed March 30, 2018
              File No. 333-56262

Dear Mr. Antol:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ John Reynolds

                                                          John Reynolds
                                                          Assistant Director
                                                          Offices of Beverages,
Apparel and
                                                          Mining